Exhibit 10.03

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of June 17, 2021, is made and entered into by and among Rafael Holdings, Inc., a Delaware corporation (“Parent”), Rafael Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the equityholder of the Company party hereto (“Equityholder” and together with other equityholders of the Company, “Equityholders”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company, Parent, RH Merger I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub I”), and RH Merger II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I. “Merger Subs”), are entering into an Agreement and Plan of Merger (as the same may be amended or modified, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub I with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a direct, wholly owned subsidiary of Parent, followed by the merger of the Company with and into Merger Sub II (the “Subsequent Merger”), with Merger Sub II surviving the Subsequent Merger as a direct, wholly owned subsidiary of Parent, in each case on the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, (i) Equityholder and Equityholder’s Affiliates and Family Members (each as defined below) own beneficially and of record: (A) the number and class of shares of Company Capital Stock set forth on Exhibit C hereto (such Company Capital Stock, together with any other Company Capital Stock now beneficially owned or acquired (whether by purchase, gift, distribution, exercise of options or warrants, conversion of notes or otherwise) by Equityholder after the date hereof, being collectively referred to herein as the “Equityholder Shares”); (B) to the extent applicable, the number of Options set forth on Exhibit C hereto (the “Equityholder Options”); (C) to the extent applicable, the number of shares of Company Common Stock issuable pursuant to the Bonus Shares Agreement set forth on Exhibit C hereto, (D) to the extent applicable, the number of shares of Company Common Stock issuable pursuant to the Line of Credit set forth on Exhibit C hereto ((C) and (D) together the “Equityholder Contingent Rights”), and (E) to the extent applicable, the number and class of Company Warrants set forth under his, her or its name on the signature page hereto (the “Equityholder Warrants” and, together with the Equityholder Shares, Equityholder Options, Equityholder Contingent Rights and Equityholder Warrants, the “Equityholder Securities”); and (ii) Equityholder is the promisee of the number of promised options set forth under his, her or its name on Exhibit C hereto (the “Equityholder Promised Options”);

WHEREAS, the entitlement to shares of Parent Class B Common Stock in respect of any Equityholder Contingent Rights or Equityholder Warrants is to be calculated based on accrued interest and application of any and all anti-dilution rights through September 30, 2021; and

WHEREAS, in connection with the Merger Agreement and the consummation of the transactions contemplated thereby, the Company, Parent and Merger Subs have requested that Equityholder, and Equityholder has agreed to, enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements, terms and conditions contained herein, the parties hereto do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; RELEASE; WAIVER

1.1 Voting Agreement.

(a) Equityholder, who is a holder of Equityholder Securities, hereby agrees, from and after the date hereof and until the earlier of the Effective Time and the Termination Date (as defined below), at any meeting of the stockholders of the Company, however called, at any adjournment or postponement thereof, and in connection with any Company Stockholder Written Consent (as defined below) of the stockholders of the Company, in each case called or provided with respect to any of the matters described in the following clause (ii): (i) to appear at each such meeting in person or by proxy or otherwise cause the Company Capital Stock that Equityholder is entitled to vote to be counted as present thereat for purposes of establishing a quorum; and (ii) to vote in person or by proxy or otherwise cause the Company Capital Stock that Equityholder is entitled to vote to be voted (or deliver a duly executed Company Stockholder Written Consent in lieu thereof) all of the Company Capital Stock that Equityholder is entitled to vote at the time of any vote or Company Stockholder Written Consent (A) to adopt the (I) Merger Agreement and approve the Merger and (II) the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company in substantially the form of Exhibit F to the Merger Agreement, in each case as and when submitted for the consideration and vote of the stockholders of the Company (not including any amendment or supplement), (B) against any action that would reasonably be expected to result in any of the conditions set forth in Section 6, Section 7 or Section 8 of the Merger Agreement not being satisfied, (C) against any transaction described or contemplated in Section 4.4 of the Merger Agreement or any other competing or alternative acquisition proposal for the Company or any of its subsidiaries or any other proposal, action or transaction involving the Company or any of its subsidiaries, which proposal, action or transaction would impede, frustrate, prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement and the Transaction Documents or this Agreement and (D) against any other action that is intended or reasonably expected to materially impair, prevent or delay the Merger.

(b) Nothing in this Agreement, including Section 1.1(a), shall limit or restrict Equityholder, or any Affiliate or designee of Equityholder, who serves as a member of the Board of Directors of the Company or as an officer of the Company in acting in his or her capacity as a director or officer of the Company and exercising his or her fiduciary duties and responsibilities in such capacity, it being understood that this Agreement shall apply to Equityholder solely in such Equityholder’s capacity as a stockholder of the Company and shall not apply to Equityholder’s, its Affiliate’s or its designee’s actions, judgments or decisions as a director or officer of the Company.

(c) In furtherance of, and without limiting the generality of, the foregoing, within two days following the effectiveness of the Registration Statement, Equityholder shall execute and deliver to the Company (with a copy thereof to Parent) an action by written consent of the Company’s stockholders in substantially the form attached hereto as Exhibit A (the “Company Stockholder Written Consent”), which Company Stockholder Written Consent shall be irrevocable in accordance with its terms. Equityholder shall use Equityholder’s reasonable best efforts to procure that its Affiliates and Family Members who hold Company Capital Stock (including in each case Affiliates and Family Members as listed on Exhibit C) shall execute and deliver to the Company (with a copy thereof to Parent) the Company Stockholder Written Consent. For purposes of this Agreement, “Family Members” shall mean an Equityholder’s spouse, parents, children, grandchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, anyone (other than domestic employees) who shares Equityholder’s home and any trust established for the benefit of any of the foregoing.

(d) Equityholder hereby covenants and agrees that, except for this Agreement, the Company Stockholder Written Consent, and, if applicable, the agreement to which the undersigned is a party listed on Exhibit B hereto, Equityholder (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Company Capital Stock owned beneficially or of record by Equityholder, (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Company Capital Stock owned beneficially or of record by Equityholder, with any such proxy, consent or power of attorney purported to be granted by Equityholder being void from the outset, and (iii) has not entered into any agreement or taken any action (and shall not enter into any agreement or take any action) that would make any representation or warranty of Equityholder contained herein untrue or incorrect in any material respect or have the effect of preventing Equityholder from performing any of its material obligations under this Agreement.

(e) Except as set forth in Section 1.1(a), Equityholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the Equityholders. Without limiting the generality of the foregoing, nothing in this Agreement shall preclude Equityholder from exercising full power and authority to vote in Equityholder's sole discretion for or against any proposal submitted to a vote of the Equityholders to approve any payment that would, in the absence of such approval, constitute a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended.

(f) Equityholder shall use reasonable best efforts to cause its Affiliates and Family Members who hold Company Capital Stock (in each case as listed on Exhibit C) at any meeting of the stockholders of the Company, however called, at any adjournment or postponement thereof, and in connection with any Company Stockholder Written Consent (as defined below), in each case called or provided with respect to any of the matters described in the following clause (ii): (i) to appear at each such meeting in person or by proxy or otherwise cause the Company Capital Stock that such person is entitled to vote to be counted as present thereat for purposes of establishing a quorum; and (ii) to vote in person or by proxy or otherwise cause the all Company Capital Stock that such person is entitled to vote to be voted (or deliver a duly executed Company Stockholder Written Consent in lieu thereof) (A) to adopt the (I) Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement, and (II) the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company in substantially the form of Exhibit F to the Merger Agreement, in each case as and when submitted for the consideration and vote of the stockholders of the Company (not including any amendment or supplement), (B) against any action that would reasonably be expected to result in any of the conditions set forth in Section 6, Section 7 or Section 8 of the Merger Agreement not being satisfied, (C) against any transaction described or contemplated in Section 4.4 of the Merger Agreement or any other competing or alternative acquisition proposal for the Company or any of its subsidiaries or any other proposal, action or transaction involving the Company or any of its subsidiaries, which proposal, action or transaction would impede, frustrate, prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement and the Transaction Documents or this Agreement and (D) against any other action that is intended or reasonably expected to materially impair, prevent or delay the Merger.

1.2 Release.

(a) Equityholder, for himself, herself or itself and on behalf of his, her or its Affiliates, and any of their respective officers, directors, employees, agents, representatives, successors, members, managers, partners and permitted assigns (each a “Waiving Party”), acknowledges and agrees that, as of the Effective Time, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action he, she or it may have as of the Effective Time against Parent, Merger Subs, or any of their respective Affiliates (including but not limited to the Company), or any of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (the “Parent Group”) relating to the business of the Company, the operation of the Company, or its businesses or relating to the subject matter of the Merger Agreement or any Exhibit or the Schedules thereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection therewith, or as a result of any of the transactions contemplated thereby, whether arising under, or based upon, any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Waiving Parties (the “Waived Claims”); provided, however, this Section 1.2 shall not apply to, and “Waived Claims” shall not include, (i) any rights explicitly set forth in the Merger Agreement (including any equity award or rollover agreement), this Agreement or any ancillary agreement, certificate or other document entered into in connection with the Merger Agreement, or as a result of any of the transactions contemplated thereby, to which the Equityholder is a party, (ii) any rights to indemnification, exculpation or advancement of expenses and insurance as an officer or director of the Company, including in accordance with Section 5.4 of the Merger Agreement or as provided in any indemnification agreement entered into with an officer or director or in the Company Charter and the Company’s bylaws, (iii) in the case of an Equityholder who is also an employee of the Company, any rights provided for under any employment agreement, offer letter or other compensation arrangement or benefit plan with the Company or Parent, (iv) in the case of an Equityholder who is also an employee of, or consultant to, the Company, in respect of claims for accrued and unpaid compensation and/or benefits or other vested rights under any employee benefit programs or policies of the Company at or prior to the Effective Time, (v) any claims first arising (and based solely on facts and circumstances) after the Effective Time and (vi) any claims which may not be waived as a matter of Law, including, but not limited to, any Waiving Party’s right to file a charge with or participate in a charge by any Governmental Body that is authorized to enforce or administer Laws related to employment (in the case of an Equityholder who is also an employee). Moreover, nothing in this Agreement waives any Waiving Party’s right or otherwise prohibits any Waiving Party from reporting violations of law or regulation to any Governmental Body or from otherwise participating, to the extent requested by a Governmental Body, in any investigation or proceeding that may be conducted by an any Governmental Body, including providing documents or other information to the extent requested by a Governmental Body. No Waiving Party needs the prior authorization of the Parent Group to make any such reports or disclosures to any Governmental Body or to participate in any such investigation or proceeding that may be conducted by any Governmental Body, and no Waiving Party is required to notify the Parent Group that such Waiving Party has made such reports or disclosures or has participated or is participating in any such investigation or proceeding. This Agreement also does not limit any Waiving Party’s right to file a charge or complaint with any Governmental Body related to such Equityholder’s employment with the Company or receive an award for information provided to any Governmental Body. Furthermore, without limiting the generality of this Section 1.2, no claim will be brought or maintained by, or on behalf of, Equityholder or any other Waiving Party against any member of the Parent Group, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties or covenants of any Person set forth or contained in the Merger Agreement or any Exhibit or Schedules thereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection therewith, or as a result of any of the transactions contemplated thereby, in each case except as set forth in clauses (i) through (vi) of the first sentence of this Section 1.2(a). Equityholder acknowledges and agrees that the Waiving Parties may not avoid such limitation on liability by (A) seeking damages for breach of contract, tort (other than claims based on gross negligence, recklessness or fraud) or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that is not a party hereto or to the Merger Agreement (or a successor to a party thereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement or the Merger Agreement. The parties hereto acknowledge and agree that the limits imposed on the Waiving Parties’ remedies with respect to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby were bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid by Parent and Merger Subs under the Merger Agreement.

(b) EQUITYHOLDER, ON BEHALF OF THE WAIVING PARTIES, EXPRESSLY IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EQUITYHOLDER ON BEHALF OF THE WAIVING PARTIES, ACKNOWLEDGES THAT HE, SHE OR IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EQUITYHOLDER, ON BEHALF OF THE WAIVING PARTIES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

IN ADDITION, EQUITYHOLDER AND EACH WAIVING PARTY SPECIFICALLY WAIVES THE BENEFIT OF ANY AND ALL PROVISIONS, RIGHTS AND BENEFITS CONFERRED BY ANY LAW OF ANY STATE OR TERRITORY OF THE UNITED STATES, OR PRINCIPLE OF COMMON LAW, WHICH IS SIMILAR, COMPARABLE OR EQUIVALENT TO CALIFORNIA CIVIL CODE SECTION 1542, AS WELL AS THE RIGHTS AND BENEFITS CONFERRED BY CALIFORNIA CIVIL CODE SECTION 1542 ITSELF, WHICH READS AS FOLLOWS: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH DEBTOR OR RELEASED PARTY.

(c) This release shall become effective only upon the consummation of the Merger at the Effective Time pursuant to the terms and conditions of the Merger Agreement.

1.3 Waiver of Rights.

(a) Equityholder, on behalf of his, her or itself and its Affiliates, hereby waives any and all preemptive rights, anti-dilution rights (except to the limited extent such rights are reflected in the share numbers on Exhibit C), rights of first refusal, rights of first offer or other similar rights that Equityholder and its Affiliates may have, or ever have had, with respect to any Company Capital Stock and waives any right Equityholder and its Affiliates may have, or ever have had, under the Equityholder Agreements (as defined below) or otherwise to acquire any Company Capital Stock being exchanged pursuant to, or as contemplated by, the Merger Agreement or any transfer that occurred prior to the Effective Time.

(b) EQUITYHOLDER, BY EXECUTING AND DELIVERING THIS AGREEMENT AND BY ACCEPTING THE APPLICABLE MERGER CONSIDERATION PAYABLE TO EQUITYHOLDER UNDER THE MERGER AGREEMENT WAIVES AND AGREES NOT TO ASSERT HIS, HER OR ITS RIGHTS, IF ANY, TO DISSENT OR SEEK STATUTORY APPRAISAL IN RESPECT OF EQUITYHOLDER’S EQUITY INTERESTS IN THE COMPANY PURSUANT TO APPLICABLE LAW (INCLUDING SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW).

(c) The waivers set forth in this Section 1.3 shall become effective only upon the consummation of the Merger pursuant to the terms and conditions of the Merger Agreement.

1.4 Prior Proxies. Equityholder hereby revokes (or agrees to cause to be revoked) any proxies that Equityholder has heretofore granted with respect to the Company Capital Stock owned by Equityholder.

1.5 No Transfer. Other than pursuant to the terms of this Agreement or the Merger Agreement (including without limitation pursuant to Section 8.6 of the Merger Agreement (Dissolution of Subsidiaries)), without the prior written consent of Parent, during the term of this Agreement, Equityholder agrees not to, directly or indirectly, sell, assign, transfer, pledge, encumber or otherwise dispose of (including, without limitation, by merger, consolidation, sale, liquidation, dissolution, dividend, distribution or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including, without limitation, by merger, consolidation or otherwise by operation of law), any share of Company Capital Stock or any right, option or warrant with respect to Company Capital Stock (each, a “Transfer”). Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Company Capital Stock or any right, option or warrant with respect to Company Capital Stock shall occur (including, but not limited to, a sale by Equityholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Company Capital Stock and/or any right, option or warrant with respect to Company Capital Stock subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the termination of this Agreement.

1.6 Merger Consideration Acknowledgement.

(a) General. The Equityholder for himself, herself and itself, , hereby acknowledges and agrees that all Equityholder Securities that it holds, in each case calculated based on accrued interest and application of anti-dilution rights through September 30, 2021 (which aggregate amounts are attached to this Agreement) shall, at the Effective Time, convert into the number of shares of Parent Class B Common Stock calculated by applying the Per Share Merger Consideration ratio applicable to the class (or classes) of Company Capital Stock (or any rights therefor) held by Equityholder, in each case as set forth in the Merger Agreement, a copy of which Equityholder has received and had the opportunity to review. In accordance with Section 3.4 below, the Equityholder hereby undertakes to use reasonable best efforts to ensure that its Affiliates and Family Members accept and assert no claim otherwise that the Company Capital Stock, as calculated based on accrued interest and anti-dilution through September 30, 2021 (which aggregate amounts are set forth in Exhibit C attached to this Agreement) shall, at the Effective Time, convert into the number of shares of Parent Class B Common Stock calculated by applying the Per Share Merger Consideration ratio applicable to the class (or classes) of Company Capital Stock (or any rights therefor) held by such Affiliate or Family Member, in each case as set forth in the Merger Agreement.

(b) Equityholder Contingent Rights and Warrants Cancellation. Equityholder hereby irrevocably acknowledges and agrees that, notwithstanding anything to the contrary set forth in the Bonus Shares Agreement, the Line of Credit or any Equityholder Warrant, and, effective as of immediately prior to the Effective Time, each Equityholder Contingent Right and each Equityholder Warrant is hereby terminated and canceled and is null and void and of no further effect. Each Equityholder further irrevocably acknowledges and agrees that from and after the Closing, such Equityholder’s only right with respect to such Equityholder’s Contingent Rights and Equityholder Warrants is the right to receive the consideration described in the Merger Agreement. Each Equityholder hereby irrevocably acknowledges and agrees that such Equityholder shall be responsible for any federal, state or local income or similar taxes required to be paid by such Holder with respect to such Equityholder’s Contingent Rights, Equityholder Warrants and this Agreement.

(c) Tax Indemnification. Each Equityholder shall indemnify and hold the Parent Group (as defined below) harmless from and against any claim, demand, action, cause of action, loss, liability, damage, cost, penalty or expense whatsoever, including reasonable and documented legal fees, suffered or incurred by the Parent Group by reason of such Equityholder’s failure to pay or discharge any federal, state or local income or similar taxes required to be paid by such Equityholder resulting from any amount paid or deemed to be paid to such Equityholder.

(d) Anti-Dilution. Without limiting Section 1.6(a) or (b), Equityholder hereby (i) acknowledges and agrees that the Equityholder Shares listed on Exhibit C hereto reflect all shares issuable as a result anti-dilution rights of such Equityholder through September 30, 2021 and Equityholder hereby waives receipt of anti-dilution rights that would have accrued after September 30, 2021 (such waiver to become effective only upon the consummation of the Merger pursuant to the terms and conditions of the Merger Agreement); (ii) acknowledges and agrees that the maximum number of shares issuable to Equityholder in connection with such Equityholder’s Contingent Rights and Equityholder Warrants is set forth on Exhibit C hereto; and (iii) acknowledges and agrees that effective upon the Effective Time, without any further action required by the Company or such Equityholder, such Equityholder’s Contingent Rights and Equityholder Warrants and all obligations of the Company set forth thereunder shall be immediately deemed satisfied in full and extinguished in their entirety, and any rights of such Equityholder pursuant to such Equityholder’s Contingent Rights and Equityholder Warrants shall be terminated and be of no further force or effect, other than the right to receive the consideration set forth in the Merger Agreement.

(e) Merger Consideration. Equityholder acknowledges and agrees that the amount of consideration to be paid to Equityholder in connection with the Merger pursuant and subject to the terms of the Merger Agreement is the sole amount owed to Equityholder by Parent and Merger Subs as consideration for any and all Equityholder Securities of Equityholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EQUITYHOLDER

Equityholder hereby represents and warrants to Parent, Merger Subs, the Company, and the Surviving Company that the following representations and warranties are true and accurate on the date hereof and as of the Closing Date as if made as of the Closing Date, and acknowledges that such Persons may rely on such representations and warranties as if each such Person was a party to this Agreement and each shall have the rights, remedies and benefits under this Agreement as if such Person was a party hereto:

2.1 Organization. If Equityholder is not a natural person, Equityholder is validly existing and in good standing under the Laws of the jurisdiction of its organization.

2.2 Authorization; Enforceability. Equityholder has requisite power and authority or, if Equityholder is an individual, legal capacity, to execute and deliver this Agreement and each other agreement contemplated hereby to which Equityholder is a party and to perform Equityholder’s obligations hereunder and thereunder. If Equityholder is not a natural person, the execution and delivery of this Agreement by Equityholder and each other agreement contemplated hereby to which Equityholder is a party and the consummation by Equityholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no other proceedings on the part of Equityholder and no stockholder votes are necessary to authorize this Agreement or the other agreements contemplated hereby to which Equityholder is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Equityholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and legally binding obligation of Equityholder, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

2.3 Non-Contravention.

(a) Neither the execution and delivery of this Agreement or any other agreement contemplated hereby to which Equityholder is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Laws to which Equityholder is subject, (ii) if Equityholder is not a natural person, violate any provision of Equityholder’s formation documents and bylaws or other similar document, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of Equityholder under, any agreement, contract, lease, license, instrument or other arrangement to which Equityholder is a party or by which Equityholder is bound or to which any of Equityholder’s assets is subject, except in each case of clause (i) or (iii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent or Lien would not adversely affect or delay Equityholder’s performance under this Agreement or any other agreement contemplated hereby to which Equityholder is a party or the consummation of the transactions contemplated by this Agreement or such other agreements.

(b) Equityholder does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body for the parties to consummate the transactions contemplated by this Agreement.

2.4 Litigation. There are no Legal Proceedings pending against, or, to the knowledge of Equityholder, threatened against, Equityholder that would adversely affect or delay Equityholder’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

2.5 Ownership of Equityholder Shares. Equityholder is the sole (subject to any community property laws, if applicable) record and beneficial owner of the Equityholder Securities and Equityholder’s Affiliates and Family Members are the sole (subject to any community property laws, if applicable) record and beneficial owners of the Company Capital Stock set forth on Exhibit C. The Equityholder Securities constitute Equityholder’s entire interest in Company Capital Stock. Except for the Equityholder Securities set forth on Exhibit C, Equityholder does not own or hold any other Company Capital Stock or any options, warrants, rights or other securities to purchase or otherwise acquire Company Capital Stock. The Equityholder Securities are not subject to any Liens (other than securities law restrictions of general applicability or pursuant to the Equityholder Agreements). Equityholder’s principal residence or place of business is set forth on the signature page hereto.

ARTICLE III

COVENANTS OF EQUITYHOLDER

3.1 Confidentiality. Except with the prior written consent of Parent, Equityholder agrees to at all times keep confidential and not disclose (other than to his, her or its spouse, family members, officers, directors, employees, members, partners, Affiliates, attorneys and other advisors or representatives; provided, that such Persons are directed to keep confidential and not disclose consistent with the confidentiality restrictions contained herein and Equityholder will be directly responsible for any breach of this Section 3.1 by any such Persons): (a) the existence, terms and conditions of the Merger Agreement and the transactions contemplated thereby; (b) matters regarding the interpretation, performance, breach or termination hereof or thereof; and (c) all confidential, proprietary or non-public information any the Company of any kind or nature, including, without limitation, Intellectual Property developed, used or owned by the Company, obtained by Equityholder or its directors, officers, employees, agents or representatives prior to the Closing, except in each such case to the extent that (i) such information is used in connection with Equityholder’s employment with or engagement by the Company or Parent and only to the extent required to perform Equityholder’s duties as an employee or in connection with such engagement, (ii) such information has otherwise been made public or is publicly available through no fault or action of Equityholder, (iii) Equityholder receives such information from a third party that, to Equityholder’s knowledge, owes no duty of confidentiality to the Company with respect to such information, (iv) such information is independently developed by Equityholder without use of or reference to any confidential, proprietary or non-public information of the Company, (v) Equityholder is required by applicable Law or legal or judicial process to divulge or disclose any such information, in which case Equityholder shall, to the extent legally permissible, promptly notify Parent in writing in advance of disclosing such information and use commercially reasonable efforts to cooperate with Parent (at Parent’s sole expense) to limit such disclosure to the extent so required by applicable Law or legal or judicial process, or (vi) such information as is reasonably necessary for enforcing Equityholder’s rights hereunder or thereunder; provided; however, if Equityholder is not a natural person and is an investment fund, Equityholder may disclose the terms and conditions regarding the transactions contemplated by the Merger Agreement and the nature of Equityholder’s investment in the Company, including, but not limited to the fact that it sold its interest in the Company, the amount of Equityholder’s investment in the Company, co-investors in the Company, the identity of Parent and its proceeds in the sale of its interest in the Company to its stockholders, members, limited partners, investors and prospective stockholders, members, limited partners and investors so long as such Persons are informed by Equityholder of the confidential nature of such information and agree or have agreed to treat such information confidentially. Nothing in this Section 3.1 shall limit or restrict Equityholder who serves as a member of the Board of Directors, an officer, or employee of the Company, the Company or the Surviving Company in acting in his or her capacity as a director, officer, or employee to perform his or her employment duties in the ordinary course, and/or exercising his or her fiduciary duties and responsibilities in such capacity as required by applicable Law.

3.2 Termination of the Equityholder Agreements. Equityholder and the Company consent, effective as of and contingent upon the Effective Time, to the termination of the agreements listed on Exhibit B hereto, in accordance with their respective terms.

3.3 [Included for certain holders] Actions in Connection with Initial Public Offering.

(a) In the event that the Parent Stockholder Approval is sought but not obtained following the setting of a record date and tabulation of votes therefor at a stockholder meeting prior to the termination of this Agreement, Equityholder hereby covenants and agrees (and covenants and agrees to cause its subsidiaries and Affiliates to): (i) vote for all amendments to the Certificate of Incorporation of the Company recommended by the Company Board in connection with the public offering of the Company Common Stock pursuant to the Securities Act of 1933, as amended (the “IPO”), including without limitation the increase of the authorized shares of Company Common Stock and reverse stock-splits, as applicable; (ii) immediately prior to the IPO and, subject to the requirements under the Certificate of Incorporation of the Company, contingent upon the conversion of all other outstanding Company Preferred Stock to Company Common Stock (except that of Parent and its Affiliates), convert all of the Company Preferred Stock held directly or indirectly by Equityholder into Company Common Stock in accordance with the applicable conversion terms and conditions applicable to the conversion and conversion ratio of the Preferred Stock; and (iii) not to, without the prior written consent of the managing underwriter for the IPO and solely to the same extent as all officers, directors, holders of in excess of 3% of the outstanding Company Capital Stock on a fully diluted basis are so bound on terms equivalent to those of this clause (iii), during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (x) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Company Common Stock (or securities convertible into Company Common Stock) held immediately prior to the effectiveness of the registration statement for the IPO, or (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company Common Stock (or securities convertible into Company Common Stock), whether any such transaction described in subclauses (x) or (y) above is to be settled by delivery of securities, in cash or otherwise.

(b) In the event that the Parent Stockholder Approval is sought but not obtained following the setting of a record date and tabulation of votes therefor at a stockholder meeting prior to the termination of this Agreement, Equityholder agrees (and covenants and agrees to cause its subsidiaries and Affiliates to): (i) to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with Section 3.3(a) above or that are necessary to give further effect thereto; and (ii) that, in order to enforce the foregoing covenants in Section 3.3(a) above, the Company may impose stop-transfer instructions with respect to the shares of Company Common Stock of Equityholder (and transferees and assignees thereof) until the end of the lock-up period described in Section 3.3(a)(iii). Equityholder further hereby constitutes and appoints as the proxies of Equityholder and hereby grants a power of attorney to the Chief Executive Officer of the Company and designees with full power of substitution, with respect to the matters set forth in Section 3.3(a) above and hereby authorizes each of them to represent and vote in favor of the matters set forth in Section 3.3(a) above. Each of the proxy and power of attorney granted pursuant to this Section 3.3(b) is given in consideration of the agreements and covenants of the Company in connection with the transactions contemplated by the Merger Agreement and, as such, each is coupled with an interest and shall be irrevocable following any termination of the Merger Agreement. Equityholder hereby revokes any and all previous proxies or powers of attorney with respect to the Company Common Stock and shall not hereafter purport to grant any other proxy or power of attorney with respect to any of the Company Common Stock, deposit any of the Company Common Stock into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Company Common Stock, in each case, with respect to any of the matters set forth in Section 3.3 above.

(c) In the event that the Parent Stockholder Approval is sought but not obtained following the setting of a record date and tabulation of votes therefor at a stockholder meeting prior to the termination of this Agreement, the Company agrees that Parent and Howard Jonas or any Affiliate of any of the foregoing who holds rights, directly or indirectly, under the 56% Warrant shall be permitted (prior to effecting the conversion of its Company Preferred Stock in accordance with Section 5.2(c)(ii)) to exercise on a cashless basis upon customary terms the 56% Warrant at an implied price per share no greater than the price of Company Common Stock to be issued in the IPO.

(d) Notwithstanding anything to the contrary in the Merger Agreement, this Agreement or otherwise, the provisions of this Section 3.3 shall survive any termination of the Merger Agreement and/or this Agreement.

3.4 Joinder of Affiliates and Family Members. The Equityholder will use reasonable best efforts to cause each of its Affiliates and Family Members who hold Company Capital Stock (whether directly or indirectly, as listed on Exhibit C) to execute and deliver a joinder to this Agreement within five days of the date hereof affirming such person’s agreement to be bound by the covenants, agreements and acknowledgments of this Agreement as an Equityholder and agreeing to be bound by the terms of that certain Lockup Agreement executed by the Equityholder on the date hereof.

ARTICLE IV

AGREEMENT TO BE BOUND BY CERTAIN
PROVISIONS OF THE MERGER AGREEMENT

4.1 Agreement to be Bound.

(a) Equityholder has received the Merger Agreement and the other agreements, instruments, exhibits, schedules, certificates and other documents referenced in the Merger Agreement or in the foregoing agreements and documents (collectively, the “Transaction Documents”) to which it is a party or is bound, and hereby acknowledges having had sufficient opportunity to review the Merger Agreement and the applicable Transaction Documents and agrees that Equityholder is a Company Stockholder for purposes of the Merger Agreement and, accordingly, agrees to be bound by, solely in Equityholder’s capacity as such Company Stockholder and as fully as though Equityholder were a signatory thereto, the terms and conditions of the Merger Agreement in relation to the Company Stockholders.

(b) Equityholder acknowledges, approves of and agrees to be bound by the provisions set forth in the Merger Agreement related to Tax withholding (as set forth in Section 1.9(d) of the Merger Agreement, to the extent applicable).

(c) Contingent upon the Closing, Parent acknowledges and agrees that Equityholder is entitled to receive the consideration required to be paid to Equityholder pursuant to the terms of the Merger Agreement as though the Equityholder were a signatory thereto, including without limitation, Section 1.6.

ARTICLE V

MISCELLANEOUS

5.1 Governing Law.

(a) This Agreement and any Legal Proceeding of any kind or nature (whether at law or in equity, based upon contract, tort or otherwise) that is in any way related to this Agreement or any of the transactions related hereto (including the interpretation, construction, validity and enforcement of this Agreement, or the negotiation, execution or performance of any of the transactions related hereto (including any Legal Proceeding based upon, arising out of, or related to any representation or warranty expressly made in this Agreement)) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdictions. In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b) The parties hereto submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith that they are not subject to such jurisdiction or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

(c) Each party hereto agrees that service in person or by certified or by nationally recognized overnight courier to its address set forth in Section 5.7 shall constitute valid in personam service upon such party and its successors and assigns in any arbitration proceeding commenced pursuant to this Section 5.1. Each party hereto hereby acknowledges that this is a commercial transaction, that the foregoing provisions for consent to arbitration, service of process and waiver of jury trial have been read, understood and voluntarily agreed to by each party hereto and that by agreeing to such provisions each party hereto is waiving important legal rights.

5.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

5.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law by which this Agreement is governed, such invalidity, illegality or unenforceability shall not affect any other provision; provided, that such provision shall be construed to give effect to the parties’ intent regarding such provision to the maximum extent permitted by applicable Law.

5.4 Specific Performance. Equityholder agrees that irreparable damage would occur in the event any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent, on the one hand, and Equityholder, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement and to thereafter cause the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. The foregoing rights are in addition to and without limitation of any other remedy to which the parties hereto may be entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto hereby waives: (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate’ and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

5.5 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent and Equityholder. No waiver by Parent or Equityholder of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party hereto making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

5.6 Expenses. Each party hereto will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

5.7 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient on a priority basis by reputable overnight courier service (charges prepaid); or (c) if sent by electronic mail, when received if received before 5:00 p.m. local time of the recipient on a Business Day, and otherwise on the next following Business Day, in each case addressed to the intended recipient as set forth below:

(a) If to Parent to:

Rafael Holdings, Inc.

520 Broad Street

Newark, NJ 07102

Attention: Chief Financial Officer

E-mail: david.polinsky@rafaelholdings.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Mitchell Raab

E-mail: mraab@olshanlaw.com

and:

Schwell Wimpfheimer & Associates

37 West 39th Street, Suite 505

New York, NY 10018

E-mail: dov.schwell@swalegal.com

(b) If to the Company (prior to Closing) to:

Rafael Pharmaceuticals, Inc.
1 Duncan Drive

Cranbury, NJ 08512
Attention: Sanjeev Luther, Chief Executive Officer
E-mail: sanjeev.luther@rafaelpharma.com

With a copy (which shall not constitute notice) to

Orrick Herrington & Sutcliffe LLP
1152 15th Street, N.W.
Washington, DC 20005 – 1706

Attention: David E. Schulman
E-mail: dschulman@orrick.com

(c) If to Equityholder, at the address set forth on the signature page hereto, or if no address is set forth therein, at the last address of Equityholder in the Company’s or the Surviving Company’s records.

Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section 5.7.

5.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER AGREEMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8.

5.9 Interpretation; Rules of Construction. Unless otherwise expressly provided or unless the context requires otherwise: (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural or singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Body, Persons succeeding to the relevant functions of such Person); (f) the term “including” shall be deemed to mean “including, without limitation”; (g) words of any gender shall include each other gender; (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”; and (i) the term “or” has the inclusive meaning represented by the phrase “and/or.” The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. When calculating the period before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. This Agreement is the product of negotiations among the parties hereto, each of which is represented by legal counsel, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  Rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by each party hereto. As used in this Agreement, an Equityholder’s undertaking to use “reasonable best efforts” to cause any trust to take any action or to refrain from taking any action shall specifically mean recommending such course of action to the trustee(s) of such trust as being in the best interest of the trust and its beneficiaries, recognizing that whether or not a trustee determines to adopt such course of action remains a decision to be made by such trustee in the exercise of its fiduciary duties to the applicable trust. Any covenant of the undersigned Equityholder in this Agreement requiring the undersigned Equityholder to use its reasonable best efforts to cause or procure, or to otherwise cause or procure, that any of its Affiliates take any action hereunder in their capacity as Equityholders shall not apply to the undersigned Equityholder with respect to an Affiliate if such Affiliate has entered into, with, inter alia, the Company, a support agreement in substantially the form of this Agreement in its own right as an “Equityholder.”

5.10 Third-Party Beneficiary. The parties hereto hereby acknowledge and agree that (a) the execution and delivery of this Agreement is a condition precedent, and a material inducement, to the consummation by Parent of the transactions under the Merger Agreement and (b) each of the Non-Party Affiliates shall be an express third party beneficiary of Section 5.14 of this Agreement and that each of them shall be entitled to enforce all rights set forth in Section 5.14 of this Agreement.

5.11 Entire Agreement. This Agreement, the Merger Agreement and the other documents referred to herein: (a) constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof; and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the Company and Parent any rights or remedies hereunder, except as set forth in Section 5.10. If the provisions of this Agreement conflict in any way with the provisions of the Merger Agreement, the provisions of the Merger Agreement shall control.

5.12 Counterparts. This Agreement may be executed (a) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (b) by electronic means, PDF or facsimile.

5.13 Termination. This Agreement shall terminate upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms and (b) the election of Equityholder in its sole discretion to terminate this Agreement following any amendment, supplement, waiver or other modification of any material term or provision of the Merger Agreement which is materially adverse to Equityholder (the earliest such date under clause (a) and (b), being referred to herein as the “Termination Date”); provided, that (i) the provisions set forth in Sections 3.5, 5.1 to 5.3 and Section 5.5 to this Section 5.13 shall survive the termination of this Agreement and (ii) the termination of this Agreement will not relieve any party hereto from liability arising in respect of any breach prior to such termination.

5.14 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto. No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliate.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written:

PARENT:

RAFAEL HOLDINGS, INC.

By:
Name:
Title:

COMPANY:

RAFAEL PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written:

EQUITYHOLDER:

(Print Name of Holder)

(Signature)

(Print name if signing on behalf of an entity)

(Print title if signing on behalf of an entity)

Address:

Email:
Phone:

EXHIBIT A

Company Stockholder Written Consent

See attached.

EXHIBIT B

Terminating Agreements

EXHIBIT C

Equityholder Name: